Exhibit 99.1

FOR IMMEDIATE RELEASE

MortgageIT Holdings, Inc. Reports Third Quarter Financial Results

•	Earns adjusted net income of $0.36 per diluted share, or $0.30 on GAAP basis

•	Funds Company record $9.25 billion of loans

•	Guides to $8.5 to $9.0 billion in fourth quarter funding volume

New York, N.Y., November 7, 2005— MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage company organized as a real estate investment trust ("REIT"), today announced operating and financial results for the third quarter ended September 30, 2005.

The Company reported GAAP net income for the third quarter of 2005 of $8.7 million, or $0.30 per diluted share. For the nine months ended September 30, 2005, GAAP net income was $32.8 million, or $1.44 per diluted share. Adjusted net income for the third quarter of 2005 was $10.2 million, or $0.36 per diluted share. For the nine months ended September 30, 2005, adjusted net income was $27.0 million, or $1.19 per diluted share. Net income and adjusted net income per diluted share are based upon weighted average outstanding shares of 28.4 million for the third quarter and 22.8 million for the nine-month period. Additional operating information is included in the "Operating Statistics Table" provided later in this press release.

Doug Naidus, Chairman and Chief Executive Officer, commented, "We are pleased to report that the Company is performing well in a challenging environment. We continue to include only carefully selected, high credit quality assets in our 100% self-originated portfolio, as indicated by our recent announcement that we are slowing the further growth of our loan portfolio. Our mortgage bank continues to achieve record results, paced by the 100% plus year-over-year growth in our mortgage funding volume. We believe that the Company ranked among the top 20 lenders nationally in loan originations for the third quarter."

Mr. Naidus continued, "Despite overall growth of 45% quarter over quarter, we did not surpass our third quarter sub-prime loan origination guidance due to the extraordinary pressure on the gain on sale margins during the third quarter. Given our commitment to continuing to operate our sub-prime business unit profitably, we have guided to flat to lower sub prime volume in the fourth quarter as we expect these conditions will persist."

Mortgage Banking Financial and Operating Highlights:

•	For the third quarter ended September 30,2005, MortgageIT, Inc., the Company's mortgage banking subsidiary, had pre-tax income of $16.0 million. After-tax income, prior to eliminations, totaled $8.9 million. Net of tax and the elimination of the gain on sale relating to $977 million of loans transferred to the REIT portfolio, the mortgage bank earned $1.6 million or $0.06 per share.

•	Third quarter sub-prime volume was $1.3 billion, within the Company's prior guidance of $1.1 billion to $1.3 billion.

•	Gain on sale margin for loans sold to third parties during the quarter ended September 30,2005 was approximately 93 basis points (Bps). A breakdown between prime and sub-prime margins can be found in the "Operating Statistics Table" provided later in this press release.

Portfolio Financial and Operating Highlights:

•	During the third quarter of 2005, the Company transferred $977 million of self-originated ARM loans to its investment portfolio. As of September 30, 2005, the Company had an investment portfolio of $4.7 billion, of which $4.1 billion was securitized. The portfolio had an average balance of $4.2 billion during the third quarter. On October 25,2005, the Company closed a $905 million securitization, bringing the securitized portfolio to approximately $5.0 billion. The portfolio continues to consist entirely of 6 month traditional ARMs and hybrid 3 year and 5 year ARMs which do not carry a negative amortization feature.

•	Adjusted net interest margin on the loan portfolio was 122 Bps during the third quarter, down from 145 Bps in the second quarter. Adjusted return on assets ("ROA") on the portfolio was 79 Bps in the third quarter, down from 92 Bps in the second quarter. Third quarter adjusted net interest margin and ROA were negatively impacted by increased loan basis amortization due to faster prepayment speeds.

•	The portfolio earned $8.6 million, or $0.30 per share in adjusted earnings.

Outlook and Guidance

•	As previously disclosed, the Company expects to maintain the size of its investment portfolio at approximately $5.0 billion during the fourth quarter.

•	As previously announced, the Company expects to pay a fourth quarter dividend of $0.48 per share, unchanged from dividends paid for the first three quarters of 2005.

•	The Company expects to report loan funding volume of approximately $8.5 to $9.0 billion in the fourth quarter of 2005, which would represent an increase of 94% to 105% over the fourth quarter of 2004.

•	The Company expects to report sub-prime loan funding volume of approximately $900 million to $1.2 billion in the fourth quarter.

•	The Company has fully assessed the impact of Hurricane Katrina on the Company's assets and, given its minimal exposure in the affected areas, it anticipates no material financial effect on the Company's business.

Adjusted Financial Measures

Adjusted net income, adjusted net interest margin, adjusted return on assets, and adjusted earnings per share (diluted) are non-GAAP financial measures which are reported by the Company in addition to net income and earnings per share (diluted) as prepared in accordance with GAAP. As indicated in its first quarter 2005 release, during the first quarter of 2005, the Company did not qualify under the Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") with respect to certain hedging activities. The non-GAAP financial measures reported by the Company are presented as if the Company qualified under FAS 133 in all periods. If the Company qualified under FAS 133, gains and losses on derivative hedges would have been deferred and amortized over the hedge period. Since the Company did not qualify under FAS 133, both realized and unrealized gains and losses were recognized in GAAP earnings in prior periods. Management believes that by adjusting net income in this manner, the non-GAAP measures provide a useful gauge of the Company's operating performance because adjusted net income highlights that portion of the Company's reported earnings that is more likely to be ongoing in nature.

Conference Call Information

MortgageIT Holdings, Inc. will hold an investor conference call to discuss its third quarter financial performance at 10:00 a.m. Eastern Time on Tuesday, November 8, 2005. Interested parties may listen to the live call by dialing 800-865-4415 (U.S.) or 973-935-2402 (International) and referencing the conference ID #6569111, or by visiting the MortgageIT Holdings corporate website, http://www.mortgageitholdings.com, to listen to a live conference call webcast. A replay of the conference call will be available through Tuesday, November 15, 2005, at midnight ET. The replay can be accessed by dialing 877-519-4471 (U.S.), and 973-341-3080 (International). The pass code for the replay is 6569111. An archived replay of the webcast will also be available on the Company's corporate website.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Forward-Looking Statements

In this press release, 2005 results are unaudited. Also, this press release contains certain "forward-looking statements," which are statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "will" or other similar words or expressions. Forward-looking statements, by their nature, address matters that are, to different degrees, uncertain and include statements relating to our ability to fund a fully-leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to pay dividends. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings' expectations include, but are not limited to, MortgageIT's continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings' Annual Report on Form 10-K that was filed with the Securities and Exchange Commission ("SEC") on March 31, 2005 and from time to time in MortgageIT Holdings' other SEC reports. Such forward-looking statements speak only as of the date of this press release. MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For additional information contact:

Investors
Sean McGrath
MortgageIT Holdings, Inc.
212-651-4637

Media
Ted Stacer
MortgageIT Holdings, Inc.
212-651-7653

Joe LoBello
Brainerd Communicators, Inc.
212-986-6667

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$58,999	$70,224
Restricted cash	1,691	1,679
Marketable securities held to maturity	3,684	7,546
Portfolio ARM Loans
ARM loans collateralizing debt obligations, net	4,083,127	1,432,692
ARM loans held for securitization, net	588,252	1,166,961
Total Portfolio ARM Loans	4,671,379	2,599,653
Mortgage loans held for sale	3,293,729	784,592
Hedging instruments	48,644	19,526
Accounts receivable, net of allowance	114,515	28,731
Prepaids and other assets	19,920	11,693
Goodwill	11,639	11,639
Property and equipment, net	8,490	5,567
Total assets	$8,232,690	$3,540,850
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Collateralized debt obligations	$3,899,237	$1,331,986
Warehouse lines payable	3,673,365	1,869,385
Repurchase agreements	75,897	67,674
Hedging instruments	4,340	1,145
Junior subordinated debentures	77,324	—
Notes payable and other debt	15,000	15,000
Accounts payable, accrued expenses and other liabilities	130,088	63,993
Total liabilities	7,875,251	3,349,183
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value: 125,000,000 shares authorized; 28,884,868 and 19,405,473 issued and outstanding	289	194
Additional paid-in capital	393,038	238,405
Unearned compensation — restricted stock	(6,657)	(6,196)
Accumulated other comprehensive income (loss)	10,556	(387)
Accumulated deficit	(39,787)	(40,349)
Total stockholders' equity	357,439	191,667
Total liabilities and stockholders' equity	$8,232,690	$3,540,850

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
		(As restated)		(As restated)
Revenues:
Gain on sale of mortgage loans	$61,612	$14,405	$140,704	$49,634
Brokerage revenues	7,506	8,955	20,179	29,544
Interest income	90,384	15,804	212,036	27,412
Interest expense	(75,741)	(6,925)	(156,482)	(11,926)
Net interest income	14,643	8,879	55,554	15,486
Realized and unrealized gain on hedging instruments	—	(9,856)	9,742	(9,856)
Other	209	248	715	272
Total revenues	83,970	22,631	226,894	85,080
Operating expenses:
Compensation and employee benefits	39,037	20,492	99,051	56,922
Processing expenses	16,014	7,165	40,064	16,952
General and administrative expenses	6,112	2,811	19,117	7,614
Rent	2,700	1,990	7,257	5,662
Marketing, loan acquisition and business development	1,206	902	3,126	3,127
Professional fees	2,411	792	7,238	1,851
Depreciation and amortization	984	686	2,621	1,956
Total operating expenses	68,464	34,838	178,474	94,084
Income (loss) before income taxes	15,506	(12,207)	48,420	(9,004)
Income taxes	6,841	(242)	15,607	1,204
Net income (loss)	8,665	(11,965)	32,813	(10,208)
Dividends on convertible redeemable preferred stock	—	587	—	3,947
Net income (loss) attributable to common stockholders	$8,665	$(12,552)	$32,813	$(14,155)
Per share data:
Basic	$0.31	$(0.93)	$1.47	$(2.91)
Diluted	$0.30	$(0.93)	$1.44	$(2.91)
Weighted average number of shares — basic	28,077	13,451	22,381	4,861
Weighted average number of shares — diluted	28,427	13,451	22,788	4,861

Segment Financial Results for the Third Quarter of 2005

($ thousands – except EPS)	Mortgage Banking		Portfolio		Consolidated
	Amount	EPS	Amount	EPS	Amount	EPS
After tax GAAP earnings prior to elimination	8,872	0.31	4,837	0.17	13,709	0.48
Elimination(1)	(7,310)	(0.26)	2,266	0.08	(5,044)	(0.18)
After tax GAAP earnings net of elimination	1,562	0.06	7,103	0.25	8,665	0.30
Adjustment for after tax impact relating to FAS133(2)	0	0.00	1,511	0.06	1,511	0.06
Adjusted Earnings	1,562	0.06	8,614	0.30	10,176	0.36

Segment Financial Results for the Nine Months ended September 30th of 2005

($ thousands – except EPS)	Mortgage Banking		Portfolio		Consolidated
	Amount	EPS	Amount	EPS	Amount	EPS

After tax GAAP earnings prior to elimination	20,489	0.90	25,678	1.13	46,167	2.03
Elimination(1)	(17,898)	(0.79)	4,544	0.20	(13,354)	(0.59)
After tax GAAP earnings net of elimination	2,591	0.11	30,222	1.33	32,813	1.44
Adjustment for after tax impact relating to FAS133(2)	(629)	(0.03)	(5,140)	(0.23)	(5,769)	(0.25)
Adjusted Earnings	1,962	0.09	25,082	1.10	27,044	1.19

(1)	Eliminates the economic impact of inter-company loan sales from the mortgage bank to the portfolio.

(2)	Adjusts previous gains and losses on derivative hedges reported by the Company (as a result of not qualifying under FAS 133) and the corresponding amortization associated with those gains and losses.

Operating Statistics Table

	Quarter Ended 2005
	March 31	June 30	September 30
Mortgage Banking Metrics

Loan volume ($ millions)	$4,340	$6,389	$9,249
% Purchase	51%	56%	48%
% Refinance	49%	44%	52%
% Funded in MortgageIT name (banked)	92%	93%	95%

Held for sale warehouse balance (avg) ($ millions)	$1,500	$2,139	$3,655
Warehouse weighted average coupon	6.33%	5.87%	5.24%
Warehouse borrowing cost	3.33%	3.74%	4.36%
Warehouse net interest margin	3.00%	2.13%	0.88%

Number of production branches	51	53	58

Gain on sale on total loans sold to third parties (Bps)	105	114	93
Gain on sale prime loans sold to third parties (Bps)	97	93	80
Gain on sale sub-prime loans sold to third parties (Bps)	186	227	175

Gain on sale on loans transferred to portfolio (Bps)	87	70	78
Margin on loans brokered (Bps)	133	116	128

Loan Portfolio Metrics

Average loan assets in portfolio ($ millions)	$2,786	$3,404	$4,197

Weighted average coupon of loans	5.12%	5.17%	5.37%
Scheduled loan basis amortization	0.21%	0.22%	0.28%
Incremental loan basis amortization due to higher prepayment rates	—%	0.05%	0.08%
Net weighted average coupon	4.91%	4.90%	5.01%

Interest expense (net of hedging)	3.07%	3.62%	3.93%
FAS133 adjustment	—%	−0.17%	−0.14%
Adjusted net interest margin	1.84%	1.45%	1.22%

General and administrative (includes servicing expense)	0.41%	0.44%	0.34%
Credit provision	0.09%	0.09%	0.09%

Adjusted loan portfolio return on assets	1.34%	0.92%	0.79%
Adjusted loan portfolio return on assets prior to increased prepayments	1.34%	0.97%	0.87%

Credit Reserve for HFI Portfolio
Credit reserve balance	0.05%	0.06%	0.07%

60 to 89 days past due	0.06%	0.11%	0.26%
Over 90 days past due	—%	—%	0.04%
Foreclosure	0.04%	0.17%	0.13%
Total past due and foreclosure	0.10%	0.28%	0.43%